Exhibit 10.1

                                                           [MAGIC SOFTWARE LOGO]


PRESS RELEASE


            Magic Software Announces Deal with Israel Defence Forces
                      Valued at over Half a Million Dollars

  Israel Military Police receives real-time status reporting and a full picture of nation-wide operations


Or-Yehuda, Israel, June 9, 2010 -Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of cloud and on-premise enabled application platform and business integration solutions, today announced a large, multi-year project to upgrade and maintain the application platform and integration suite of the Israel Military Police, a part of the Israel Defence Forces (IDF).

Magic Software and Minerva Systems, a Magic Software ISV partner, will upgrade the Military Police's core IT systems to the latest versions of the uniPaaS platform enabling both cloud and on-premise application development and deployment. The deal also includes the iBOLT code-free business integration suite.

Yoram Aharon, CEO for Magic Software Israel commented, "We are very pleased that the Israel Military Police has selected to upgrade to uniPaaS and iBOLT. This deal will provide the force with the latest capabilities in application development, deployment and integration, including the ability to rapidly build rich internet and cloud-based applications, and integrate these with both back-office and other cloud solutions without extensive coding. Once implemented, both systems will provide the Military Police with real-time status reporting and a full picture of nation-wide operations at any given snapshot, for hundreds of system users."

Information security was reported to be a vital system requirement for the project and one of the reasons for the selection of Magic Software's platform solutions. According to Aharon, "The upgrade to uniPaaS and iBOLT will allow for the integration of the most advanced active IT security systems currently available."

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uniPaaS Resources

Read more about the uniPaaS application platform
White Paper: Cloud vs. On-Premise: Is there a Middle Ground?
White Paper: 6 Tips for Building Mobile Enterprise Applications in 2010 White Paper: The new 5 Essentials for Building Business Applications Download the FREE uniPaaS Discovery Edition
Watch the uniPaaS RIA Demo

iBOLT Resources

o  iBOLT White Papers
o  iBOLT customer stories
o  Find out more about iBOLT

Notes for Editors
uniPaaS is an application platform enabling Enterprises and Independent Software Vendors (ISVs) to deliver business applications with minimal project risk and associated costs.

uniPaaS is the first application platform combining agile development and a single paradigm for multiple deployment channels. uniPaaS enables enterprises and software vendors to build client/server applications and rich internet applications (RIA) targeting the latest technologies including Cloud computing, mobile devices and Software-as-a-Service (SaaS) offerings.


The freedom of choice offered by uniPaaS enables businesses to launch confidently into the Cloud without sacrificing current on-premise application models or mission-critical databases.

iBOLT is a code-free business and process integration suite. The product integrates solutions such as SAP Business One, SAP ERP, Salesforce.com, Oracle
JD Edwards, IBM System i applications and databases (AS/400), Lotus Notes applications, healthcare systems using HL7, Microsoft Dynamics CRM, Microsoft
SharePoint, and others.

iBOLT's code-free approach is facilitated by a pre-compiled and pre-configured coding engine based upon Magic Software's 25 years of application development experience. This enables both simple and complex business processes to be designed and implemented quickly and easily - and also makes it more cost-efficient to assimilate and integrate future IT application acquisitions.

iBOLT versions 2.5 and 3 have been certified by SAP. Magic Software is also the recipient of the "2005 Solution Partner Leadership in Innovation" award, the "2006 ISV Partner Quality Excellence Award" from SAP America and the "2008
Global Solution Partner Award" from SAP AG. iBOLT version 3 is a Salesforce.com
AppExchange certified product and Magic Software is a Salesforce.com AppExchange partner with customers in multiple industry verticals worldwide.


About Magic Software
Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of on-premise and cloud-enabled application platform solutions - including full client, rich internet applications (RIA), mobile or Software-as-a-Service (SaaS) modes - and business and process integration solutions. Magic Software has 13 offices worldwide and a presence in over 50 countries with a global network of ISVs, system integrators, value-added distributors and resellers, as well as consulting and OEM partners. The company's award-winning, code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities. Magic Software's technological approach, product roadmap and corporate strategy are recognized by leading industry analysts. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle. For more information about Magic Software and its products and services, visit www.magicsoftware.com, and for more about our industry-related news, business issues and trends, read the Magic Software Blog.

                                      # # #

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange
Commission.

Magic is the trademark of Magic Software Enterprises Ltd. SAP, SAP NetWeaver and all SAP logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries. Microsoft SharePoint(R) and Microsoft Dynamics CRM are registered trademarks of Microsoft Corporation. Oracle, JD Edwards, JD
Edwards World and JD Edwards EnterpriseOne are trademarks or registered trademarks of Oracle and/or its affiliates. All other trademarks are the trademarks of their respective owners.

Magic Software Media Contacts:

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
USA                                   UK
Cathy Caldeira                        Ranbir Sahota                Arita Mattsoff
Metis Communications                  Vitis PR Agency              Magic Software
Tel: +1-617-236-0500                  Tel: +44 (0)121 242 8048     Tel. +972 (0)3 538 9292
Email: magicsoftware@metiscomm.com    Email: ranbir@vitispr.com    Email: arita@magicsoftware.com

Investor Relations:

KCSA Strategic Communications
Marybeth Csaby / Rob Fink
Tel. +1 212-896-1236 / +1 212-896-1206
Email: magicsoftware@kcsa.com